November 1, 1996


Mr. Philip Roizin
51 Deepdale Road
Strafford, PA 19087

Dear Philip:

The Brookstone Company and I are extremely pleased to offer you the position of Executive Vice President, Finance & Administration. There are many exciting challenges ahead and we look forward to both a mutually productive and an enjoyable relationship. As reviewed, here are the details of the offer we are extending to you:

*    You will be joining Brookstone as Executive Vice President,
     Finance & Administration reporting directly to me.

*    Your start date will be on or about December 9, 1996.

* Your base salary will be $210,000 subject to review at the end of the fiscal '97 year.

* You will participate in our Management Incentive Bonus (MIB) program (threshold 30%). Based on performance you will be eligible for up to 50% of your base salary in cash (if your performance exceeds the 50% level, you will be paid the remainder in stock options).

* Upon Board approval you will be granted a total of 50,000 shares of stock options. Twenty-five thousand (25,000) shares will vest at 25% (6,250) per year over a 4 year period. The remaining 25,000 shares will cliff vest in the year 2001. The 50,000 shares of stock options will be presented for approval at the next Board of Directors Meeting, which is scheduled for November 14, 1996. The option price will be fixed at the close of business on your first day of employment.

* You are eligible to receive a car allowance of $500 towards a leased or purchased automobile. Brookstone will pay for insurance, registration, maintenance, repairs, and all gas expenses related to company business.

Philip Roizin
November 1, 1996
Page 2


*    You will be eligible for 4 weeks of vacation in 1997 and thereafter.

*    You and your family will be covered under our comprehensive
     Medical plan effective 30 days from your date of hire. See attached information.

* After a six month waiting period you will be eligible to participate in our dental plan. See attached information.

* You will be eligible for long and short term disability insurance at no cost to you.

*    You will be eligible to participate in the Company's
     Pension Plan. The Company contributes 100% of the potential benefits. Benefits vest after 5 years.

* After 1 year of service you will be eligible to participate in the Company's 401K plan.

* Brookstone will bear the reasonable cost of temporary housing accommodations for you and your family.

* When you relocate, Brookstone will bear the reasonable cost of packing your household. You will submit three (3) bids to Jo-Ann Karalus, Vice President - Human Resources for approval.

* You will receive incidental pay for one week when you move into your new home. Please advise this office when this takes place.

* You, like all Company executives, will be required to sign a Confidentiality Agreement.

* In the unlikely event your employment is terminated by the Company other than for cause, you will receive a severance package consisting of your base salary for a maximum period of up to twelve (12) months. Any self-employment or other income employment earned during the 12 month period following termination shall reduce the severance package payable.

Philip Roizin
November 1, 1996
Page 3


The executive staff and I are very pleased with your acceptance of this offer and believe you will be an excellent addition to our team. Brookstone is the type of company where your contributions will be utilized and recognized.

Kindly indicate your acknowledgment and acceptance of the terms of this letter by signing the enclosed copy on the space provided. Please keep one copy for your records and return a copy to this office.


Warmest regards,



Michael Anthony
President and Chief Executive Officer

November 5, 1996



Mr. Philip Roizin
51 Deepdale Road
Strafford, PA 19087

Dear Philip:

This letter will serve as an amendment to the original offer letter dated November 1, 1996.

* You are eligible to receive a car allowance of $500 per month towards a leased or purchased automobile. Brookstone will pay for insurance, registration, maintenance, repairs, and all gas expenses related to company business.

* Brookstone will reimburse you for usual closing costs and legal expenses involved in purchasing your new home in New Hampshire or Massachusetts, including up to two mortgage points.

Kindly indicate your acknowledgment and acceptance of the terms of this letter by signing the enclosed copy on the space provided. Please keep one copy for your records and return a copy to this office.

Philip, we look forward to your arrival on December 9, 1996

Sincerely,



Jo-Ann B. Karalus
Vice President, Human Resources



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   Philip Roizin                                  Date